FOR IMMEDIATE RELEASE

Espey Mfg. & Electronics Corp. Appoints New CEO and Declares Dividend

Saratoga Springs, NY; March 1, 2010, - Howard Pinsley, Chairman and Chief Executive Officer of Espey Mfg. & Electronics Corp (NYSE Amex: ESP) has retired as Chief Executive Officer effective February 26, 2010.  The Board of Directors has appointed Mark St. Pierre, who was hired as President of the Company on July 27, 2009, as the Company’s new Chief Executive Officer. Mr. Pinsley will continue as Chairman and a non-executive officer of the Company.

The Board also elected Mr. St. Pierre to serve as a Director of the Company.

Prior to joining the Company, Mr. St. Pierre, age 51,was employed by ITT Power Solutions, West Springfield, Massachusetts, and last held the position of Vice President and Director, Merchant Market Segment.  He was responsible for the management and development of a new business unit and the growth of sales to major defense contractors and analytical instrument manufacturers.  Prior to his employment with ITT Power Solutions, Mr. St. Pierre held other positions in the power supply and electronics industry for 20 years.

In addition, the Board has declared a regular quarterly dividend of  $0.225 per share. The dividend will be payable on March 19, 2010, to all shareholders of record on March 5, 2010.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment.  The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. Howard Pinsley, Mark St. Pierre or Mr. David O’Neil at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the Company's current expectations or beliefs concerning future events.  The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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